Exhibit 99.1

HubSpot Announces Nick Caldwell Joins Board of Directors

Caldwell joins the HubSpot board as Michael Simon, founder and CEO of NDVR, Inc. and former co-founder, chairman, and CEO of LogMeIn, retires from the board

CAMBRIDGE, MA – January 12, 2021 – HubSpot, a leading customer relationship management (CRM) platform, announced today that product development and engineering leader Nick Caldwell has joined the company’s board of directors.

Caldwell joins as Michael Simon, founder and CEO of NDVR, Inc. and former co-founder, chairman, and CEO of LogMeIn, retires from the board. Simon joined HubSpot’s board in 2011 and has supported the company through key milestones, including an IPO in 2014 and numerous product expansions over the years.

“I first want to thank Michael for his support over the past decade. As one of our earliest board members, he’s played an invaluable role in getting us to where we are today. We’re sad to see him go, but are excited to have Nick joining the team,” said Brian Halligan, co-founder and CEO of HubSpot. “Nick has an impressive track record in building and scaling products, which will be invaluable to HubSpot as we continue to grow our CRM platform. I’m excited to have him on board and can’t wait to hear his ideas.”

“HubSpot has achieved impressive growth, and is poised to continue that growth in the years to come,” said Caldwell. “I’m looking forward to working with the HubSpot team and my fellow board members to help the company expand its product offerings to meet the needs of scaling businesses.”

Caldwell has a proven track record in building and scaling well-known products, including previous roles at PowerBI at Microsoft, Reddit, Looker, and Twitter, that will be invaluable as HubSpot continues to scale. His deep expertise in reporting and business intelligence, gained during his time as GM of PowerBI and chief product and engineering officer at Looker, will be especially useful as HubSpot continues to build out its reporting capabilities.

Caldwell is a board member of /dev/color and BAMIT, organizations with missions of empowering Black professionals to build and grow careers in the technology space. He also co-founded Color Code, a scholarship fund dedicated to future leaders of color in technology fields.

“Having served on HubSpot’s board for nearly ten years, I’ve had a front-row seat to many of the company’s biggest milestones. There are many more in store, and I’m confident that Nick and the rest of the board will do a great job of supporting HubSpot as it enters this exciting new chapter,” said Simon. “It’s been a pleasure working with HubSpot and my fellow board members, and I wish them the best of luck.”

To learn more about HubSpot’s board of directors, please visit https://www.hubspot.com/company/board-of-directors.

Exhibit 99.1

About HubSpot

HubSpot (NYSE: HUBS) is a leading customer relationship management (CRM) platform that provides software and support to help businesses grow better. The platform includes marketing, sales, service, and website management products that start free and scale to meet our customers’ needs at any stage of growth. Today, more than 95,000 customers across more than 120 countries use HubSpot’s powerful and easy-to-use tools and integrations to attract, engage, and delight customers.

Named Glassdoor’s #1 Best Place to Work in 2020, HubSpot has been recognized for its award-winning culture by Great Place to Work, Comparably, Fortune, Entrepreneur, Inc., and more. The company is headquartered in Cambridge, MA with offices in Dublin, Ireland; Singapore; Sydney, Australia; Tokyo, Japan; Berlin, Germany; Bogotá, Colombia; Paris, France; Ghent, Belgium; San Francisco, CA; and Portsmouth, NH.

Learn more at www.hubspot.com

###

Press Contact

Ellie Flanagan

eflanagan@hubspot.com

857-829-5301